Exhibit 99.1

REVOCABLE PROXY

COQUINA BANK

1020 WEST GRANADA BOULEVARD

ORMOND BEACH, FLORIDA 32174

This Proxy is solicited on behalf of the Board of Directors of Coquina Bank (“Coquina Bank”) for use only at the Special Meeting of Shareholders to be held on June 29, 2004, and at any postponement or adjournment thereof (the “Special Meeting”).

The undersigned, being a Shareholder of Coquina Bank, hereby appoints Joe P. Epton, Jr. and Mark O. Blanford and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Special Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions on the reverse side hereof:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 30, 2004 (the “Merger Agreement”), by and between Coquina Bank, CQA Interim Bank and Alabama National BanCorporation. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement-Prospectus.

ELECTION TO APPROVE	☐ FOR	☐ AGAINST	☐ ABSTAIN from
THE MERGER AGREEMENT:	Approval of the Merger Agreement	Approval of the Merger Agreement	Approval of the Merger Agreement

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Please mark, date and sign this Proxy below and return promptly using the enclosed envelope.

THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

The undersigned acknowledges that the Special Meeting may be postponed or adjourned to a date subsequent to the date set forth above, and intends that this Proxy shall be effective at the Special Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to Coquina Bank, prior to the date of the Special Meeting, or by attendance at the Special Meeting and voting in person.

This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR approval of the Merger Agreement.

Signature(s):

Date:

NOTE: Please sign exactly as name appears at left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.